EXHIBIT 99.1

Oxford Reports Third Quarter Results

--Top Line Growth of 11% Led by Tommy Bahama and Lilly Pulitzer--
--Earnings in Line with Company's Expectations--
--Expect Fourth Quarter Adjusted EPS of $0.96 - $1.06 Compared to Prior Year Adjusted EPS of $0.89--
--Revised Full Year Adjusted EPS to $2.85 - $2.95, GAAP EPS to $2.75 - $2.85--

ATLANTA, Dec. 10, 2014 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2014 third quarter, which ended November 1, 2014. Consolidated net sales increased 11% to $219.5 million compared to $197.5 million in the third quarter of fiscal 2013. In line with the Company's guidance, adjusted earnings per share in the third quarter of fiscal 2014 were $0.01 compared to $0.10 in the third quarter of fiscal 2013. On a GAAP basis, earnings per share in the third quarter of fiscal 2014 were breakeven compared to $0.05 in the same period of the prior year. For reference, tables reconciling GAAP to adjusted measures are included at the end of this release.

Thomas C. Chubb III, CEO and President, commented, "We are pleased to have delivered a solid increase to our top line and to have met our earnings expectations in the difficult environment we faced in the third quarter. Looking forward, although the retail environment has continued to be heavily promotional and traffic remains soft, we believe we are successfully navigating the holiday season and expect to report solid results. We expect to have positive comps in the fourth quarter, although not at the level originally planned, and anticipate that some early spring wholesale shipments may shift from January into February.   Given this backdrop, we expect fourth quarter adjusted EPS in a range of $0.96 to $1.06 compared to $0.89 last year and, for the full year, adjusted EPS of $2.85 - $2.95.

Mr. Chubb continued, "While the current environment is challenging, we remain confident in the strength and market position of our brands and the capability of our management team. We remain focused across our organization on growth and the creation of value for our shareholders."

Operating Results

Tommy Bahama  Net sales at Tommy Bahama increased 10% year-over-year to $125.4 million in the third quarter of fiscal 2014. Growth was driven by increased wholesale sales, an e-commerce flash clearance sale, sales from additional retail stores and a comparable store sales increase of 2%. At the end of the third quarter of fiscal 2014, Tommy Bahama operated 150 stores consisting of 96 full-price stores, 14 restaurant-retail locations and 40 outlets. This compares to 137 stores at the end of the third quarter of fiscal 2013.

Tommy Bahama's adjusted operating income for the third quarter of fiscal 2014 was $0.8 million compared to $1.7 million in the third quarter of fiscal 2013. On a GAAP basis, Tommy Bahama's operating income for the third quarter of fiscal 2014 was $0.4 million compared to $1.0 million in the third quarter of fiscal 2013. The decrease in operating income was primarily due to higher SG&A and lower gross margin, partially offset by the increased net sales. The higher SG&A reflects higher costs to support the growing Tommy Bahama business including infrastructure and operating costs associated with new stores. The decrease in gross margin was primarily due to a larger proportion of net sales from the wholesale channel of distribution, outlet stores and e-commerce flash clearance sales.

Lilly Pulitzer  Lilly Pulitzer's net sales increased 19% year-over-year to $36.0 million in the third quarter of fiscal 2014. The net sales increase was primarily due to higher sales at the semi-annual e-commerce flash sale, sales from additional retail stores and a comparable store sales increase of 7%. At the end of the third quarter of fiscal 2014, Lilly Pulitzer operated 28 stores compared to 22 stores at the end of the third quarter of fiscal 2013.

Lilly Pulitzer's adjusted operating income for the third quarter of fiscal 2014 was $4.2 million compared to $4.0 million in the third quarter of fiscal 2013, reflecting higher sales and an increase in gross margin, partially offset by the increase in SG&A to support the growing Lilly Pulitzer business. On a GAAP basis, operating income for the third quarter of fiscal 2014 was $4.1 million compared to $3.9 million in the third quarter of fiscal 2013.

Lanier Clothes  Net sales at Lanier Clothes increased to $35.9 million in the third quarter of fiscal 2014 from $30.1 million in the third quarter of fiscal 2013. The net sales increase was due to the impact of a large, private label warehouse club program, which more than offset decreases in other programs. Operating income in the third quarter of fiscal 2014 was comparable with the same period last year at $3.4 million, reflecting lower gross margin on higher sales. Gross margin declined as the private label business, which generally carries a lower gross margin than Lanier's branded businesses, represented a greater proportion of net sales in the quarter.

Ben Sherman  Net sales at Ben Sherman were $18.3 million in the third quarter of fiscal 2014 compared to $18.6 million in the third quarter of fiscal 2013, primarily due to decreased wholesale sales. Ben Sherman's operating loss was $2.2 million in the third quarter of fiscal 2014 compared to an operating loss of $1.9 million in the same period last year.

Corporate and Other  For the third quarter of fiscal 2014, Corporate and Other had an adjusted operating loss of $3.6 million compared to an adjusted operating loss of $2.1 million in the third quarter of fiscal 2013, primarily due to higher corporate expenses and lower Oxford Golf sales. On a GAAP basis, Corporate and Other reported an operating loss of $3.1 million in the third quarter of fiscal 2014 compared to an operating loss of $1.9 million in the third quarter of fiscal 2013.

Consolidated Operating Results

Net Sales  For the third quarter of fiscal 2014, consolidated net sales were $219.5 million compared to $197.5 million in the third quarter of fiscal 2013 primarily due to net sales increases at Tommy Bahama, Lilly Pulitzer and Lanier Clothes.

Gross Profit and Gross Margin  For the third quarter of fiscal 2014, consolidated gross profit increased to $112.9 million from $104.8 million in the third quarter of fiscal 2013. Gross margin in the third quarter of fiscal 2014 decreased to 51.5% from 53.1% in the prior year period primarily due to a change in sales mix.

SG&A  In the third quarter of fiscal 2014, SG&A was $115.0 million, or 52.4% of net sales, compared to $104.4 million, or 52.9% of net sales, in the third quarter of fiscal 2013. The increase in SG&A was primarily due to investments in infrastructure, incremental costs associated with operating additional retail stores and increased compensation expense.

Royalties and Other Income  Royalties and other income were $4.7 million in the third quarter of fiscal 2014 compared to $4.3 million in the third quarter of fiscal 2013 with royalty income increases in both Tommy Bahama and Lilly Pulitzer.

Operating Income  For the third quarter of fiscal 2014, consolidated operating income was $2.6 million compared to $4.6 million in the third quarter of fiscal 2013.

Interest Expense  For the third quarter of fiscal 2014, interest expense was $0.8 million compared to $1.2 million in the third quarter of fiscal 2013 primarily due to lower borrowing rates and lower average borrowings during the third quarter of fiscal 2014.

Income Taxes  The effective tax rate for the third quarter of fiscal 2014 was 104.1% compared to 73.5% in the third quarter of fiscal 2013. The rate in both periods was unfavorably impacted by the Company's inability to recognize a tax benefit for losses in foreign jurisdictions in a low earnings quarter.

Balance Sheet and Liquidity

Total inventories at the close of the third quarter of fiscal 2014 were $145.8 million, compared to $124.0 million at the close of the third quarter of fiscal 2013. Inventory levels increased to support anticipated fourth quarter sales growth, primarily for additional stores and comparable store sales growth.

As of November 1, 2014, the Company had $147.6 million of aggregate borrowings outstanding and $85.9 million of aggregate availability under its revolving credit agreements.

The Company's capital expenditures for fiscal 2014, including $36.5 million incurred during the first nine months of fiscal 2014, are expected to be approximately $55 million. These expenditures consist primarily of costs associated with both new and remodeled retail stores and restaurants. The Company will also continue to invest in information technology and e-commerce capabilities and make certain enhancements to its facilities.

Fiscal 2014 Outlook

For fiscal 2014, the Company expects adjusted earnings per share in a range of $2.85 to $2.95 and net sales in a range of $990 million to $1 billion. On a GAAP basis, the Company expects earnings per share in a range of $2.75 to $2.85 for the year. This compares with fiscal 2013 earnings per share of $2.81 on an adjusted basis and $2.75 on a GAAP basis on net sales of $917.1 million.

For the fourth quarter, ending on January 31, 2015, the Company expects net sales in a range of $267 million to $277 million and earnings per share in a range of $0.96 to $1.06 on an adjusted basis and $0.93 to $1.03 on a GAAP basis. In the fourth quarter of fiscal 2013, earnings per share were $0.89 on an adjusted basis and $0.91 on a GAAP basis on net sales of $250.4 million.

The Company's effective tax rate is expected to be approximately 43% for the 2014 fiscal year.

Dividend

The Company announced that its Board of Directors has approved a cash dividend of $0.21 per share payable on January 30, 2015 to shareholders of record as of the close of business on January 16, 2015. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company's website at www.oxfordinc.com. A replay of the call will be available through December 24, 2014 by dialing (858) 384-5517, access code 9020566.

About Oxford

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford's brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, and Billy London®. The Company operates retail stores, internet websites and restaurants. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. The Company holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. Oxford's wholesale customers include department stores, specialty stores, national chains, Internet retailers, and warehouse clubs. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Comparable Store Sales

The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Definitions and calculations of comparable store sales differ among companies in the retail industry, and therefore comparable store metrics disclosed by the Company may not be comparable to the metrics disclosed by other companies.

Safe Harbor

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, timing of shipments requested by our wholesale customers, labor disputes at key shipping ports, expected pricing levels, competitive conditions, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, weather, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets and the impact of foreign losses on our effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 1, 2014 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC.

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except par amounts)

	November 1, 2014	November 2, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$ 6,275	$ 9,310
Receivables, net	80,185	71,205
Inventories, net	145,790	123,987
Prepaid expenses, net	28,475	27,280
Deferred tax assets	21,855	20,104
Total current assets	282,580	251,886
Property and equipment, net	151,509	143,710
Intangible assets, net	170,493	174,643
Goodwill	17,401	17,205
Other non-current assets, net	23,711	23,508
Total Assets	$ 645,694	$ 610,952
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 66,008	$ 56,692
Accrued compensation	23,280	14,864
Other accrued expenses and liabilities	26,464	25,445
Contingent consideration	12,431	2,500
Short-term debt	4,043	2,307
Total current liabilities	132,226	101,808
Long-term debt	143,516	164,414
Non-current contingent consideration	—	12,156
Other non-current liabilities	55,678	49,926
Non-current deferred income taxes	33,405	35,652
Commitments and contingencies
Shareholders' Equity:
Common stock, $1.00 par value per share	16,473	16,410
Additional paid-in capital	117,622	113,578
Retained earnings	172,907	141,337
Accumulated other comprehensive loss	(26,133)	(24,329)
Total shareholders' equity	280,869	246,996
Total Liabilities and Shareholders' Equity	$ 645,694	$ 610,952

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Third Quarter Fiscal 2014	Third Quarter Fiscal 2013	First Nine Months Fiscal 2014	First Nine Months Fiscal 2013
Net sales	$ 219,457	$ 197,506	$ 723,352	$ 666,733
Cost of goods sold	106,511	92,721	317,663	291,024
Gross profit	112,946	104,785	405,689	375,709
SG&A	114,991	104,434	360,619	329,883
Change in fair value of contingent consideration	69	68	206	206
Royalties and other operating income	4,720	4,268	13,036	12,704
Operating income	2,606	4,551	57,900	58,324
Interest expense, net	788	1,195	2,782	3,173
Net earnings before income taxes	1,818	3,356	55,118	55,151
Income taxes	1,892	2,467	25,154	24,833
Net (loss) earnings	$ (74)	$ 889	$ 29,964	$ 30,318
Net (loss) earnings per share:
Basic	$ —	$ 0.05	$ 1.82	$ 1.84
Diluted	$ —	$ 0.05	$ 1.82	$ 1.84
Weighted average shares outstanding:
Basic	16,435	16,406	16,426	16,463
Diluted	16,435	16,435	16,461	16,492
Dividends declared per share	$ 0.21	$ 0.18	$ 0.63	$ 0.54

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	First Nine Months Fiscal 2014	First Nine Months Fiscal 2013
Cash Flows From Operating Activities:
Net earnings	$ 29,964	$ 30,318
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation	25,881	23,426
Amortization of intangible assets	1,883	1,295
Change in fair value of contingent consideration	206	206
Amortization of deferred financing costs	288	323
Equity compensation expense	2,848	1,550
Deferred income taxes	(630)	4,078
Excess tax benefits related to equity-based compensation	—	(6,100)
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	(5,377)	(8,377)
Inventories, net	(2,920)	(10,036)
Prepaid expenses, net	(5,624)	(7,471)
Current liabilities	(10,084)	(12,729)
Other non-current assets, net	195	(584)
Other non-current liabilities	4,051	5,356
Net cash provided by operating activities	40,681	21,255
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	—	(17,888)
Purchases of property and equipment	(36,549)	(36,743)
Net cash used in investing activities	(36,549)	(54,631)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(244,242)	(226,182)
Proceeds from revolving credit arrangements	250,338	276,496
Payment of contingent consideration	(2,500)	—
Proceeds from issuance of common stock, including excess tax benefits	812	7,176
Repurchase of equity awards for employee tax withholding liabilities	—	(13,200)
Dividends paid	(10,399)	(8,949)
Net cash (used in) provided by financing activities	(5,991)	35,341
Net change in cash and cash equivalents	(1,859)	1,965
Effect of foreign currency translation on cash and cash equivalents	(349)	(172)
Cash and cash equivalents at the beginning of year	8,483	7,517
Cash and cash equivalents at the end of the period	$ 6,275	$ 9,310
Supplemental disclosure of cash flow information:
Cash paid for interest, net	2,537	2,768
Cash paid for income taxes	$ 37,658	$ 16,424

Oxford Industries, Inc.
Operating Group Information
(unaudited)
(in thousands)

	Third Quarter Fiscal 2014	Third Quarter Fiscal 2013	First Nine Months Fiscal 2014	First Nine Months Fiscal 2013
Net sales
Tommy Bahama	$ 125,387	$ 113,528	$ 441,535	$ 417,174
Lilly Pulitzer	36,045	30,326	132,984	107,939
Lanier Clothes	35,886	30,144	85,950	79,719
Ben Sherman	18,279	18,627	52,058	47,138
Corporate and Other	3,860	4,881	10,825	14,763
Total net sales	$ 219,457	$ 197,506	$ 723,352	$ 666,733

Operating income (loss)
Tommy Bahama	$ 374	$ 971	$ 41,994	$ 46,190
Lilly Pulitzer	4,131	3,947	30,108	24,535
Lanier Clothes	3,417	3,414	7,692	7,901
Ben Sherman	(2,168)	(1,873)	(9,971)	(10,538)
Corporate and Other	(3,148)	(1,908)	(11,923)	(9,764)
Total operating income	$ 2,606	$ 4,551	$ 57,900	$ 58,324

Reconciliation of Certain Operating Results Information Presented in Accordance with GAAP to Certain Operating Results Information, as Adjusted (unaudited)
Set forth below is the reconciliation, in thousands except per share amounts, of certain operating results information, presented in accordance with generally accepted accounting principles, or GAAP, to the operating results information, as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the operating results, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company's operating results for the periods presented to other periods.
	Third Quarter Fiscal 2014	Third Quarter Fiscal 2013	First Nine Months Fiscal 2014	First Nine Months Fiscal 2013
As reported
Net sales	$ 219,457	$ 197,506	$ 723,352	$ 666,733
Gross profit	$ 112,946	$ 104,785	$ 405,689	$ 375,709
Gross margin (1)	51.5%	53.1%	56.1%	56.4%
SG&A	$ 114,991	$ 104,434	$ 360,619	$ 329,883
SG&A as percentage of net sales	52.4%	52.9%	49.9%	49.5%
Operating income	$ 2,606	$ 4,551	$ 57,900	$ 58,324
Operating margin (2)	1.2%	2.3%	8.0%	8.7%
Earnings before income taxes	$ 1,818	$ 3,356	$ 55,118	$ 55,151
Net (loss) earnings	$ (74)	$ 889	$ 29,964	$ 30,318
Diluted net (loss) earnings (loss) per share	$ —	$ 0.05	$ 1.82	$ 1.84
Weighted average shares outstanding - diluted	16,435	16,435	16,461	16,492
Increase (decrease) in operating results
LIFO accounting adjustments (3)	$ (426)	$ (210)	$ (473)	$ 135
Inventory step-up (4)	$ —	$ 424	$ —	$ 707
Amortization of Canadian intangible assets (5)	$ 445	$ 329	$ 1,342	$ 662
Change in fair value of contingent consideration (6)	$ 69	$ 68	$ 206	$ 206
Impact of income taxes on adjustments above (7)	$ 137	$ 63	$ 103	$ (284)
Adjustment to net (loss) earnings	$ 225	$ 674	$ 1,178	$ 1,426
As adjusted
Gross profit	$ 112,520	$ 104,999	$ 405,216	$ 376,551
Gross margin (1)	51.3%	53.2%	56.0%	56.5%
SG&A	$ 114,546	$ 104,105	$ 359,277	$ 329,221
SG&A as percentage of net sales	52.2%	52.7%	49.7%	49.4%
Operating income	$ 2,694	$ 5,162	$ 58,975	$ 60,034
Operating margin (2)	1.2%	2.6%	8.2%	9.0%
Earnings before income taxes	$ 1,906	$ 3,967	$ 56,193	$ 56,861
Net earnings	$ 151	$ 1,563	$ 31,142	$ 31,744
Diluted net earnings per share	$ 0.01	$ 0.10	$ 1.89	$ 1.92

(1) Gross margin reflects gross profit divided by net sales.
(2) Operating margin reflects operating income divided by net sales.
(3) LIFO accounting adjustments reflect the impact on cost of goods sold in the consolidated statement of operations resulting from LIFO accounting adjustments in each period.
(4) Inventory step-up reflects the purchase accounting charge recognized in cost of goods sold in the consolidated statement of operations related to the Tommy Bahama Canada acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold.
(5) Amortization of Canadian intangible assets reflects the amortization included in SG&A in the consolidated statement of operations related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(6) Change in fair value of contingent consideration reflects the consolidated statement of operations impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations.
(7) Impact of income taxes reflects the estimated consolidated statement of operations tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.

Reconciliation of Operating Income (Loss) in Accordance with GAAP to Operating Income (Loss), as Adjusted (unaudited)
Set forth below is the reconciliation, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with GAAP, to operating income (loss), as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operating group operating results as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operating group results. The Company uses the operating income (loss), as adjusted, to discuss its operating groups with investment institutions, its board of directors and others. Further, the Company believes that presenting its operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company's operating group operating income (loss) for the periods presented to other periods.

	Third Quarter Fiscal 2014
	Operating income (loss), as reported	LIFO accounting adjustments	Amortization of Canadian intangible assets	Change in fair value of contingent consideration	Operating income (loss), as adjusted
		(1)	(3)	(4)
Tommy Bahama	$ 374	$ —	$ 445	$ —	$ 819
Lilly Pulitzer	4,131	—	—	69	4,200
Lanier Clothes	3,417	—	—	—	3,417
Ben Sherman	(2,168)	—	—	—	(2,168)
Corporate and Other	(3,148)	(426)	—	—	(3,574)
Total	$ 2,606	$ (426)	$ 445	$ 69	$ 2,694

	Third Quarter Fiscal 2013
	Operating income (loss), as reported	LIFO accounting adjustments	Inventory step-up	Amortization of Canadian intangible assets	Change in fair value of contingent consideration	Operating income (loss), as adjusted
		(1)	(2)	(3)	(4)
Tommy Bahama	$ 971	$ —	$ 424	$ 329	$ —	$ 1,724
Lilly Pulitzer	3,947	—	—	—	68	4,015
Lanier Clothes	3,414	—	—	—	—	3,414
Ben Sherman	(1,873)	—	—	—	—	(1,873)
Corporate and Other	(1,908)	(210)	—	—	—	(2,118)
Total	$ 4,551	$ (210)	$ 424	$ 329	$ 68	$ 5,162

	First Nine Months of Fiscal 2014
	Operating income (loss), as reported	LIFO accounting adjustments	Amortization of Canadian intangible assets	Change in fair value of contingent consideration	Operating income (loss), as adjusted
		(1)	(3)	(4)
Tommy Bahama	$ 41,994	$ —	$ 1,342	$ —	$ 43,336
Lilly Pulitzer	30,108	—	—	206	30,314
Lanier Clothes	7,692	—	—	—	7,692
Ben Sherman	(9,971)	—	—	—	(9,971)
Corporate and Other	(11,923)	(473)	—	—	(12,396)
Total	$ 57,900	$ (473)	$ 1,342	$ 206	$ 58,975

	First Nine Months of Fiscal 2013
	Operating income (loss), as reported	LIFO accounting adjustments	Inventory step-up	Amortization of Canadian intangible assets	Change in fair value of contingent consideration	Operating income (loss), as adjusted
		(1)	(2)	(3)	(4)
Tommy Bahama	$ 46,190	$ —	$ 707	$ 662	$ —	$ 47,559
Lilly Pulitzer	24,535	—	—	—	206	24,741
Lanier Clothes	7,901	—	—	—	—	7,901
Ben Sherman	(10,538)	—	—	—	—	(10,538)
Corporate and Other	(9,764)	135	—	—	—	(9,629)
Total	$ 58,324	$ 135	$ 707	$ 662	$ 206	$ 60,034

(1) LIFO accounting adjustments reflect the impact on cost of goods sold in the consolidated statement of operations resulting from LIFO accounting adjustments in each period.
(2) Inventory step-up reflects the purchase accounting charge recognized in cost of goods sold in the consolidated statement of operations related to the Tommy Bahama Canada acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold.
(3) Amortization of Canadian intangible assets reflects the amortization included in SG&A in the consolidated statement of operations related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(4) Change in fair value of contingent consideration reflects the consolidated statement of operations impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations.

Reconciliation of Net Earnings (Loss) per Diluted Share Presented in Accordance with GAAP to Net Earnings (Loss) per Diluted Share, as Adjusted (unaudited)
Set forth below is the reconciliation of reported or reportable net earnings (loss) per diluted share for certain historical and future periods, each presented in accordance with GAAP, to the net earnings (loss) per diluted share, as adjusted, for each respective period. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting its net earnings (loss) per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the net earnings (loss) per diluted share, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting net earnings (loss) per diluted share, as adjusted, provides useful information to investors because this allows investors to compare the Company's results for the periods presented to other periods. Note that columns may not add due to rounding.

	Third Quarter Fiscal 2014	Third Quarter Fiscal 2014	Third Quarter Fiscal 2013	First Nine Months Fiscal 2014	First Nine Months Fiscal 2013
	Actual	Guidance (1)	Actual	Actual	Actual
Net earnings (loss) per diluted share:
GAAP basis	$ —	($0.08) -- $0.02	$ 0.05	$ 1.82	$ 1.84
LIFO accounting adjustments (2)	(0.02)	0.00	(0.01)	(0.02)	0.01
Inventory step-up (3)	—	—	0.03	—	0.04
Amortization of Canadian intangible assets (4)	0.03	0.03	0.02	0.08	0.04
Change in fair value of contingent consideration (5)	0.00	0.00	0.00	0.01	0.01
As adjusted	$ 0.01	($0.05) -- $0.05	$ 0.10	$ 1.89	$ 1.92

	Fourth Quarter Fiscal 2014	Fourth Quarter Fiscal 2013	Fiscal 2014	Fiscal 2013
	Guidance (7)	Actual	Guidance (7)	Actual
Net earnings per diluted share:
GAAP basis	$0.93 -- $1.03	$ 0.91	$2.75 -- $2.85	$ 2.75
LIFO accounting adjustments (2)	—	(0.01)	(0.02)	0.00
Inventory step-up (3)	—	—	—	0.04
Amortization of Canadian intangible assets (4)	0.03	0.04	0.11	0.08
Change in fair value of contingent consideration (5)	0.00	0.00	0.01	0.01
Gain on sale of property (6)	—	(0.06)	—	(0.06)
As adjusted	$0.96 -- $1.06	$ 0.89	$2.85 -- $2.95	$ 2.81

(1) Guidance as issued on September 9, 2014.
(2) LIFO accounting adjustments reflect the impact, net of income taxes, on net earnings (loss) per diluted share resulting from LIFO accounting adjustments included in cost of goods sold in each period. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(3) Inventory step-up reflects the purchase accounting impact, net of income taxes, on net earnings (loss) per diluted share resulting from the charge recognized in cost of goods sold in the consolidated statement of operations related to the Tommy Bahama Canada acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold. The Company does not anticipate any such inventory step-up charges related to the Tommy Bahama Canada acquisition in future periods.
(4) Amortization of Canadian intangible assets reflects the impact, net of income taxes, on net earnings (loss) per diluted share resulting from the amortization included in SG&A in the consolidated statement of operations related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. Currently, the Company anticipates approximately $1.8 million of amortization of intangible assets related to the Tommy Bahama Canada acquisition in Fiscal 2014.
(5) Change in fair value of contingent consideration reflects the impact, net of income taxes, on net earnings (loss) per diluted share resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. Currently, the Company anticipates approximately $0.3 million of such charges in Fiscal 2014.
(6) Gain on sale of real estate reflects the impact, net of income taxes, on net earnings (loss) per diluted share resulting from the gain on the sale of real estate.
(7) Guidance as issued on December 10, 2014.
CONTACT: Anne M. Shoemaker
         Telephone: (404) 653-1455
         Fax: (404) 653-1545
         E-mail: InvestorRelations@oxfordinc.com